UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

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Buffalo Wild Wings Comments on ISS Report

Buffalo Wild Wings Urges Shareholders to Protect Their Investment by Voting “FOR” All Nine of Buffalo Wild Wings’ Nominees on the YELLOW Proxy Card

MINNEAPOLIS – May 24, 2017 – Buffalo Wild Wings, Inc. (NASDAQ: BWLD) today issued the following statement in response to a report by Institutional Shareholder Services (“ISS”) regarding the election of directors to Buffalo Wild Wings’ Board at the company’s 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 2, 2017:

We are pleased ISS recognizes that “the current management team has certainly delivered impressive results since the company's IPO in 2003, growing revenues from $126 million in 2003 to $1,987 million in 2016.” In more recent periods, ISS noted that Buffalo Wild Wings had put up “strong numbers since 2011.” In terms of shareholder returns, ISS noted that “the company has strongly outperformed peers and the index since its IPO.” ISS also assigned its best “QualityScore” (of 1 on a 10 point scale) to the company’s governance and gave Buffalo Wild Wings high marks on executive compensation, audit & risk oversight and shareholder rights.

We appreciate ISS’s support of the election of Andre J. Fernandez, Janice L. Fields, Harry A. Lawton, Sam B. Rovit, Harmit J. Singh and Sally J. Smith.

However, we believe ISS reached the wrong conclusion in failing to recommend that shareholders vote for ALL of Buffalo Wild Wings’ highly qualified director nominees, including Cynthia L. Davis, J. Oliver Maggard and Jerry R. Rose. Indeed, while ISS commended Buffalo Wild Wings for nearly 20 years of outperformance, it is recommending the removal of two of the three directors who have served for more than one year. We believe this is a mistake. If shareholders follow ISS’ recommendation, there will be only one independent director on the Buffalo Wild Wings Board that has served for longer than eight months. We are surprised that ISS did not even consider the fact that its recommendation would essentially empty the boardroom of all independent institutional knowledge.

We urge shareholders to vote “FOR” each of the nine Buffalo Wild Wings nominees by voting the YELLOW proxy card TODAY.

The Buffalo Wild Wings proposed Board brings fresh perspectives, valuable experience, financial acumen and great enthusiasm for our business and all our shareholders. Under the oversight of our best-in-class, refreshed Board, the company is successfully executing on a clear, unique strategy driven by innovation, differentiation and financial discipline. We are also taking proactive steps in response to the current operating environment, undertaking a number of initiatives to drive sales, reduce costs and optimize our portfolio. Many of these actions began long before Marcato Capital Management, L.P. (“Marcato”) bought its first share of stock, including our share repurchase plan, Board refreshment and plan to drive profitable growth.

As ISS noted:

“[I]t is encouraging to see management focused on upping its in-restaurant experience with projects such as Stadia design, guest tablets, and the ability to strategically pace service during a game …Other encouraging facts include announced cost control initiatives, which could help Buffalo Wild Wings sustain margins while it invests to improve guest experience and, in the short-term, continues to implement promotional activities to sustain [same-store sales] over a challenging industry backdrop.”

Shareholders should be concerned about the risk of the aggressive refranchising plan being pursued Marcato that we believe is a very short-term strategy that would destroy long-term shareholder value. This strategy is the ONLY specific proposal that Marcato has made to increase returns for shareholders. The ISS analysis underscores this inherent risk:

“It is difficult to predict the outcome of such a large refranchising of Buffalo Wild Wings. Except for Applebee's, no other casual dining restaurant chain with similar operational complexity has over 90 percent of units franchised. In fact, among ISS' selected peers, Buffalo Wild Wings stands out with the highest percent of units franchised. While Buffalo Wild Wings franchises approximately half of its portfolio, most of the other peers franchise less than one-third of all their restaurants. DineEquity's experience with Applebee's does not appear reassuring to Buffalo Wild Wing's shareholders… it appears unwise [for Buffalo Wild Wings] to fully commit to such a specific level of franchising at this point.”

We strongly believe that Marcato’s nominees, other than Sam Rovit, would not add any meaningful experience or insight to our Board. Electing any of Marcato’s nominees, other than Sam Rovit, and thereby supporting its radical proposals, would derail the company’s clear strategy for success and threaten shareholder value.

Buffalo Wild Wings continues to create value for all shareholders, and we are confident in the company’s prospects – with the right leadership – for sustainable growth and long-term value creation.

Buffalo Wild Wings shareholders are reminded that their vote is extremely important, no matter how many shares they own. Buffalo Wild Wings strongly recommends that shareholders elect the company’s best-in-class leaders by voting the YELLOW proxy card for ALL Buffalo Wild Wings’ nominees.

Lazard Ltd is serving as financial advisor and Faegre Baker Daniels is serving as legal advisor to the company.

If you have any questions or require any assistance with voting your shares, please contact the company’s proxy solicitor listed below:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings(R) restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ(TM) to Blazin'(R). Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,220 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Cautionary Statement Regarding Certain Information

This communication contains “forward-looking statements” within the meaning of the federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statement that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports we file with the SEC. We do not assume any obligation to publicly update any forward-looking statement after they are made, whether as a result of new information, future events or otherwise.

Important Information

Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders to be held on June 2, 2017. Information concerning the identity and interests of these persons is available in the definitive proxy statement Buffalo Wild Wings filed with the SEC on April 21, 2017.

Buffalo Wild Wings has filed a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.

Contacts

Buffalo Wild Wings, Inc.
Investor Relations Contact:
Heather Pribyl, 952-540-2095

Additional Investor Contact

MacKenzie Partners, Inc.
Bob Marese / Paul Schulman
212-929-5500

Media

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Nick Lamplough
212-355-4449
______________________________
iPermission from ISS to use quotations was neither sought nor obtained.